As filed with the Securities and Exchange Commission on October 21, 2014

Registration No. 333-181029

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ANNIE’S, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

20-1266625

(I.R.S. Employer Identification No.)

1610 Fifth Street

Berkeley, CA 94710

(Address of Principal Executive Offices)

Annie’s, Inc. Omnibus Incentive Plan

Amended and Restated 2004 Stock Option Plan

Employee Option Agreement I with John Foraker

Employee Option Agreement with Steven Jackson

Employee Option Agreement II with John Foraker

Employee Option Agreement III with John Foraker

Employee Option Agreement with Mark Mortimer

(Full Titles of the Plans)

John. M. Foraker

Chief Executive Officer

1610 Fifth Street

Berkeley, CA 94710

(Name and Address of Agent for Service)

(510) 558-7500

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on April 30, 2012 (file no. 333-181029) (the “Registration Statement”) to register a total of 2,362,850 shares of the common stock, par value $0.001 per share (the “Shares”), of Annie’s, Inc. (the “Company”), pursuant to the Annie’s, Inc. Omnibus Incentive Plan, the Amended and Restated 2004 Stock Option Plan, the Employee Option Agreement I with John Foraker, the Employee Option Agreement with Steven Jackson, the Employee Option Agreement II with John Foraker, the Employee Option Agreement III with John Foraker and the Employee Option Agreement with Mark Mortimer (collectively, the “Plans”), is being filed to deregister all of the Shares not yet issued in connection with the Plans.

The Company has entered into an Agreement and Plan of Merger, dated as of September 8, 2014, by and among the Company, General Mills, Inc., a Delaware corporation (“General Mills”), and Sandy Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of General Mills (the “Purchaser”), pursuant to which the Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of General Mills. In connection therewith, each outstanding share of common stock, other than those as to which holders validly exercised their appraisal rights under Delaware law and those shares held by General Mills or any of its subsidiaries or by the Company or any of its wholly owned subsidiaries, was converted into the right to receive $46.00 per share of common stock, net to the sellers in cash. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Shares that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on October 21, 2014.

Annie’s, Inc.

By:	/s/ John M. Foraker
Name:	John M. Foraker
Title:	Chief Executive Officer